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                                                                      Exhibit 11



                   DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES
                  (UNAUDITED) COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)

                                                          THREE MONTHS           NINE MONTHS
                                                         ENDED MARCH 31,       ENDED MARCH 31,
                                                       ------------------    ------------------
                                                         1997       1996       1997       1996
                                                       -------    -------    -------    -------
Net Income                                             $ 9,507    $ 5,842    $19,916    $10,866
                                                       =======    =======    =======    =======

Primary Income Per Share:
Weighted average number of common shares:
    Shares outstanding, beginning of period             27,721      9,523     27,340      8,935
    Average number of shares related to common
      stock equivalents                                  2,274      1,925      2,465      2,019
    Average number of shares issued for
      employee stock options exercised                      67                   261        122
    Average number of shares issued                                                         127
    Shares related to SAB 83                                          749                   949
    Shares from automatic conversion of
      redeemable preferred stock related to
      SAB 64                                                       11,272                11,272
                                                       -------    -------    -------    -------
         Total weighted average common
           and common equivalent shares outstanding     30,062     23,469     30,066     23,424
                                                       =======    =======    =======    =======

Net income per common share                            $  0.32    $  0.25    $  0.66    $  0.46
                                                       =======    =======    =======    =======


Fully Diluted Income Per Share:

Weighted average number of common shares:
    Shares outstanding, beginning of period             27,721      9,523     27,340      8,935
    Average number of shares related to common
      stock equivalents                                  2,188      1,983      2,357      2,078
    Average number of shares issued for
      employee stock options exercised                      67                   261        122
    Average number of shares issued                                                         127
    Shares related to SAB 83                                          749                   949
    Shares from automatic conversion of
      redeemable preferred stock related to
      SAB 64                                                       11,272                11,272
                                                       -------    -------    -------    -------
         Total weighted average common
           and common equivalent shares outstanding     29,966     23,527     29,958     23,483
                                                       =======    =======    =======    =======

Net income per common share                            $  0.32    $  0.25    $  0.66    $  0.46
                                                       =======    =======    =======    =======

Note to Exhibit:

Fully diluted earnings per share calculation is presented in accordance with Regulation S-K item 601 (b)(11), although not required by Paragraph 40 of Accounting Principles Board Opinion No. 15 because it is either anti-dilutive, or results in additional dilution of less than 3%, for the periods presented.